EXHIBIT 4

      FIRST UNION CORPORATION ELECTIVE DEFERRAL PLAN


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                     FIRST UNION CORPORATION

                      ELECTIVE DEFERRAL PLAN

                     (Effective July 1, 1995)


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                       TABLE OF CONTENTS


Section        Subsection                                    Page


1    Establishment and Purpose

               1.1  Establishment                               1
               1.2  Purpose                                     1
               1.3  Application of Plan                         1

2    Definitions

               2.1  Definitions                                 1

3    Eligibility for Participation

               3.1  Eligibility                                 4

4    Election to Defer

               4.1  Election to Participate                     5

5    Deferral Accounts

               5.1  Deferral Accounts                           6
               5.2  Other Benefits Plans Equivalent             6
               5.3  Charge Against Account                      7
               5.4  Statement of Accounts                       7

6    Benefits

               6.1  Retirement Benefit                          7
               6.2  Disability                                  8
               6.3  Termination Benefit                         8
               6.4  Survivor Benefits                          10
               6.5  Financial Hardship Distribution            10
               6.6  Scheduled Distributions                    11
               6.7  Small Benefit                              12
               6.8  Withholding; Payroll Taxes                 12

7    Beneficiary Designation

               7.1  Beneficiary Designation                    12

8    Administration of the Plan

               8.1  Administration                             13

9    Nature of Company's Obligation

               9.1  No Trust                                   13
               9.2  Nature of Participant's Rights and
                    Interests                                  13



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10   Miscellaneous

               10.1 Nonassignability                           14
               10.2 Employment Not Guaranteed                  14
               10.3 Amendment or Termination                   14
               10.4 Protective Provisions                      14
               10.5 Gender, Singular, and Plural               15
               10.6 Captions                                   15
               10.7 Validity                                   15
               10.8 Applicable Law                             15



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                     FIRST UNION CORPORATION

                     Elective Deferral Plan


                    (Effective July 1, 1995)


             Section 1.  Establishment and Purpose

     1.1 Establishment. First Union Corporation established, effective as of July 1, 1995, an unfunded deferred compensation plan for a select group of management or highly compensated Employees and their Beneficiaries as described herein, known as the "FIRST UNION CORPORATION ELECTIVE DEFERRAL PLAN" (the "Plan").

     1.2 Purpose. The purpose of the Plan is to provide a means whereby certain selected Employees may defer the receipt of compensation to provide for future income needs and to motivate such Employees to continue to make contributions to the profitable growth of the Company.

     1.3 Application of Plan. The terms of this Plan are applicable only to Eligible Employees who are in the employ of an Employer on or after July 1, 1995. Any Eligible Employee who retires or terminates employment with all Employers prior to such date shall not be covered by this Plan.


                    Section 2.  Definitions

     2.1 Definitions. Whenever used hereinafter, the following terms shall have the meaning set forth below:

          (a) "Beneficiary" means the person or persons designated as such in accordance with Section 7.

          (b) "Board" means the board of directors of the Company.

          (c) "Change of Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the stock of the Company, (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by


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     such person or persons) ownership of stock of the Company
     possessing 20 percent or more of the total voting power of the stock of the Company, or (iii) a majority of members of the Company's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board prior to the date of the appointment or election.

          (d) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereof, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

          (e) "Committee" means the Human Resources Committee of the Board, as appointed annually in accordance with the corporate bylaws of the Company.

          (f) "Company" means First Union Corporation and any successor which shall maintain this Plan.

          (g) "Compensation" means, for any date within a Plan Year, the Participant's Incentive Award earned and accrued for such Plan Year before any reduction pursuant to the terms of this Plan. For the first Plan Year, however, Compensation shall mean the sum, before any reduction pursuant to the terms of this Plan, of (i) the Participant's Salary plus (ii) the Participant's Incentive Award earned and accrued for such Plan Year.

          (h) "Death Valuation Date" means the Valuation Date coincident with or next following a Participant's date of death.

          (i) "Deferral Account" means the hypothetical account maintained by the Company for recordkeeping purposes with respect to a Participant's deferrals pursuant to Section
     5.1. Within each Deferral Account, separate sub-accounts ("Deferral Sub-Accounts") shall be maintained to the extent necessary for the administration of the Plan for each different Plan Year deferral election, form of distribution election, or allocation elections among Investment Indexes.

          (j) "Disability" means total disability of a Participant as a result of injury or sickness as defined in the First Union Corporation Long-Term Disability Plan (plan number 502), as amended from time to time. The determination of whether a Participant has suffered a Disability shall rest solely with the Committee and such determination shall be final, conclusive, and not subject to appeal.



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          (k)  "Election Form" means the election form which an
     Eligible Employee files with the Company to participate in the Plan each Plan Year.

          (l) "Eligible Employee" means an Employee who is eligible to participate as provided in Section 3.1.

          (m) "Employee" means any person employed by an Employer who, under an Employer's employment classification practices, is considered a regular salaried employee.

          (n) "Employer" means the Company and any of its Subsidiaries.

          (o) "Financial Hardship Distribution" means the benefit that is payable pursuant to Section 6.5 of the Plan.

          (p) "Incentive Award" means with respect to a Participant for any Plan Year the incentive award or commissions earned and accrued by the Participant pursuant to the terms of an incentive compensation plan of an Employer on account of services rendered to the Employer during the applicable Plan Year.

          (q) "Investment Indexes" mean one or more mutual funds or common trust funds designated as available under the Plan by the Committee from time to time.

          (r) "Participant" means an Eligible Employee who has filed a completed and executed Election Form with the Committee and is participating in the Plan in accordance with the provisions of Section 4.

          (s)  "Pension Plan" means the First Union Corporation
     Pension Plan and Trust (plan number 001), as amended from time to time.

          (t)  "Plan" means the First Union Corporation Elective
     Deferral Plan, as amended from time to time.

          (u) "Plan Year" means the Plan's accounting year of twelve months commencing on January 1 of each year and ending on the following December 31, except the first Plan
     Year which shall commence on July 1, 1995.

          (v)  "Retirement" means the termination of a
     Participant's employment with an Employer upon satisfaction of the requirements for retirement under the terms of the Pension Plan.

          (w) "Retirement Benefit" means benefits payable to a Participant when such Participant has satisfied all of the requirements for Retirement.


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          (x)  "Retirement Valuation Date" means the Valuation
     Date coincident with or next following a Participant's date of Retirement pursuant to the Pension Plan.

          (y) "Salary" means a Participant's fixed, basic, straight time, and regularly recurring wages and salary, any payments for overtime hours, vacation pay, compensation paid in lieu of vacation, and holiday pay, but excluding (even if includible in gross income) all (i) bonus, long-term incentive awards, and other forms of incentive compensation,
     (ii) reimbursements or other expense allowances, (iii) moving expenses, (iv) welfare or fringe benefits (cash or noncash), (v) deferred compensation, (vi) severance pay, and
     (vii) any other form of special compensation as designated by the Committee.

          (z)  "Savings Plan" means the First Union Corporation
     Savings Plan and Trust (plan number 002), as amended from time to time.

          (aa) "Scheduled Distribution" means a distribution of all or a portion of a Participant's Deferral Account as elected by the Participant pursuant to Section 6.6.

          (bb) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (cc) "Survivor Benefit" means those Plan benefits that become payable upon the death of a Participant pursuant to the provisions of Section 6.4.

          (dd) "Termination Benefit" means benefits payable to a Participant when such Participant has ceased to be an Employee pursuant to the provisions of Section 6.3.

          (ee) "Termination Valuation Date" means the later of:
     (i) the Valuation Date coincident with or next following the date a Participant ceases to be an Employee or (ii) the Valuation Date coincident with or next following the date the Committee takes action pursuant to Sections 6.3 (a),
     (b), or (c).

          (ff) "Valuation Date" means any day the United States financial markets are open for which a Participant's
     Deferral Account is required to be valued for any purpose under the Plan.


            Section 3.  Eligibility for Participation



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     3.1  Eligibility.  The Committee (or its delegatee) shall
determine which Employees shall be eligible to participate in the Plan for a given Plan Year; provided, however, any such Employee must be a member of a select group of management or highly compensated employees. The Committee's determination of eligibility for any given Plan Year does not guarantee eligibility in subsequent Plan Years. In the event any Employee is no longer designated as an active Participant eligible to make further deferrals under the Plan, such Employee shall become an inactive Participant and retain all other rights described under this Plan, until the Employee again becomes an active Participant.


                   Section 4. Election to Defer

     4.1 Election to Participate. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Election Form with the Committee during enrollment periods established by the Committee, or, in the case of an Employee who is designated as an Eligible Employee after the commencement of a Plan Year, within thirty
(30) days of the date on which such Employee becomes eligible.
On such an Election Form for each Plan Year, the Eligible Employee shall (i) irrevocably elect the amount of Compensation for such Plan Year to be deferred, (ii) irrevocably elect the form of distribution in which the Deferral Sub-Account for such Plan Year shall be paid in accordance with Section 6.1, and (iii) elect how the Deferral Sub-Account for such Plan Year shall be initially allocated among the Investment Indexes. With respect to an Employee who is designated as an Eligible Employee after the commencement of a Plan Year, the deferral election shall pertain to such Eligible Employee's Compensation multiplied by a fraction, the numerator of which is the number of whole months remaining in the Plan Year and the denominator of which is the number of whole months in such Plan Year that the Eligible Employee was an Employee.

          (a) Deferral Election. An Eligible Employee may elect to defer a specific dollar amount and/or percentage from the Eligible Employee's Compensation for the applicable Plan Year. If an Eligible Employee specifies a dollar amount of Compensation to be deferred, and the dollar amount of such Compensation is less than the actual Compensation that would otherwise be payable for such Plan Year, the shortfall will not be credited to such Participant's Deferral Account. For the 1995 Plan Year Eligible Employees entitled to annual Incentive Awards, the first Incentive Award that such Eligible Employees may defer will be the Incentive Award earned and accrued in calendar year 1995 which is payable in calendar year 1996. For 1995 Plan Year Eligible Employees entitled to quarterly or more frequent Incentive Awards, the first Incentive Award that such Eligible Employees may defer will be the Incentive Award earned and accrued during a period that commences on or after July 1, 1995.


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          (b)  Maximum and Minimum Deferrals.  The maximum amount
     of Compensation that may be deferred shall be as follows:
     (i) for the first Plan Year, 100 percent of Salary earned between August 1, 1995 and December 31, 1995, 50 percent of any annual Incentive Award representing the prorated portion of such Incentive Award earned and accrued between July 1, 1995 and December 31, 1995, and 100 percent of any quarterly or more frequent Incentive Awards earned and accrued after July 1, 1995 (in each case, less such amounts necessary to cover any applicable tax withholding or payroll deductions); and (ii) for all Plan Years after the first Plan Year, 100 percent of any Incentive Awards earned and accrued for such Plan Years (less such amounts necessary to cover any applicable tax withholding or payroll deductions). The minimum deferral for any Plan Year shall be $10,000.


                   Section 5. Deferral Accounts

     5.1 Deferral Accounts. The Committee shall establish and maintain a separate Deferral Account for each Participant. The amount by which a Participant's Compensation is reduced pursuant to Section 4.1 shall be credited by the Company to the Participant's Deferral Account as of the date the amount of the Compensation that is deferred otherwise would have been payable.

          The value of each Participant's Deferral Account shall be adjusted each day the financial markets in the United States are open as follows:

          (a) Pursuant to the procedures established by the Committee, a Participant shall elect to have his Deferral Sub-Account for a given Plan Year allocated among Deferral Sub-Accounts to reflect the Participant's selection of the Investment Indexes available under the Plan at that time, in 5 percent increments, up to 100 percent of the amount credited to such Deferral Sub-Account.

          (b) Such Deferral Sub-Account shall be credited or debited to reflect gains or losses (including dividends and capital gains and losses) as if the Deferral Sub-Account had been invested in an equivalent number of shares or units of the funds or investments referenced by the Investment Indexes available under the Plan from time to time, pursuant to the allocation elections made by the Participant from time to time.

          (c) Pursuant to the procedures established by the Committee, a Participant may change the election with respect to the allocation of the Participant's Deferral Sub-Accounts among the Investment Indexes available under the Plan from time to time. Unless the Participant indicates otherwise, any such reallocation election shall apply to all such Participant's Deferral Sub-Accounts.


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     5.2  Other Benefits Plans Equivalent.  In the event a
Participant's benefits from the Pension Plan or Savings Plan are decreased in any way due solely to a deferral of Compensation pursuant to Section 4.1 of this Plan, an additional amount shall be credited to the Participant's Deferral Account as follows:

          (a) Pension Plan. If there has been a diminution of Pension Plan benefits, the Participant's Deferral Account shall be credited with an amount equal to the lump sum actuarial equivalent of the reduction in Pension Plan benefits. The amount of such credit shall be determined by the Committee, in its sole and absolute discretion, on the basis of the actuarial assumptions and procedures utilized at the time for determining lump sum actuarial equivalent values of benefits under the Pension Plan. Such amount shall be credited to the Participant's Deferral Account as of the date the Participant's Pension Plan benefits become finally determinable.

          (b) Savings Plan. In the event a Participant who is making elective deferrals of Compensation to the Savings Plan fails to receive a portion of the Company's matching contribution under the Savings Plan which the Participant would have received had the Participant not deferred any Compensation under this Plan, the Participant's Deferral Account shall be credited with an amount equal to such reduction in the Company matching contribution, subject to the same conditions or limitations as imposed under the Savings Plan. Such amount shall be credited to the Participant's Deferral Account within a reasonable period of time after the Company's matching contribution would have been credited to the benefit of the Participant under the Savings Plan.

     5.3 Charge Against Accounts. There shall be charged against each Participant's Deferral Account any payments made to the Participant or Beneficiary in accordance with Section 6. In addition, the Committee may allocate a portion of any administrative expenses of the Plan to each Participant's
Deferral Account.

     5.4 Statement of Accounts. The Committee shall submit to each Participant, within a reasonable period of time after the close of each calendar quarter of a Plan Year, a statement of the balance in each such Participant's Deferral Account as of the last Valuation Date of such quarter, in such form as the Committee deems appropriate.


                       Section 6.  Benefits

     6.1 Retirement Benefit. Upon Retirement of a Participant, the Committee shall direct the Participant's Employer to pay a Retirement Benefit based on the value of the Participant's Deferral Account as of the Retirement Valuation Date. Such


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Retirement Benefit shall be paid in the manner originally elected by the Participant on each Plan Year's Election Form in the form of either a lump sum payment or ten (10) annual installments.

          If a Participant's Deferral Sub-Account is payable in a lump sum, the Participant shall receive payment of such Retirement Benefit within ninety (90) days of the Retirement
Valuation Date.

          If a Participant's Deferral Sub-Account is payable in installments, the amount to be paid with each installment shall be the value of such Deferral Sub-Account as of the date of the installment Valuation Date multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. For purposes of this Section, the installment Valuation Date for the first installment payment shall be the Retirement Valuation Date, and the installment Valuation Date for subsequent installment payments shall be the first Valuation Date of each Plan Year thereafter; provided, however, that in no event shall more than one installment payment be made to a Participant in any one Plan Year, except due to an action by the Committee pursuant to Sections 6.3 (b) or (c). A Participant shall receive each installment payment within ninety (90) days of the applicable installment Valuation Date.

          Following receipt of a Participant's complete
Retirement Benefit, such Participant shall be entitled to no further benefits under the Plan.

     6.2 Disability. If a Participant suffers a Disability, the value of each of the Participant's Deferral Sub-Accounts will continue to be adjusted in accordance with Section 5.1(b). The Participant's Deferral Account will be distributed as a Retirement Benefit, Termination Benefit, or Survivor Benefit, whichever is applicable, in the distribution form of benefit elected by the Participant, once the Participant ceases to receive benefits under the First Union Corporation Long-Term Disability Plan (plan number 502). Notwithstanding the foregoing, if the Participant returns to employment with the Employer within sixty (60) days following recovery from a Disability, the Participant's Deferral Account shall not be distributed until such time as said Participant ceases to be an Employee whereupon such Participant will receive the Participant's Deferral Account as a Retirement Benefit, Termination Benefit, or Survivor Benefit commencing at the time said Participant finally ceases to be an Employee. In its sole and absolute discretion, the Committee may alter the timing or manner of payment of all or a portion of the Deferred Account of a Participant who suffers a Disability.

     6.3 Termination Benefit. If a Participant ceases to be an Employee for a reasons other than those reasons described in Sections 6.2, 6.3(a), (b), (c), and 6.4, the Committee shall direct the Participant's Employer to pay a Termination Benefit


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based on the value of the Participant's Deferral Account as of the Termination Valuation Date. Such Termination Benefit shall be paid in the manner originally elected by the Participant on each Plan Year's Election Form in the form of either a lump sum payment or ten (10) annual installments.

          If a Participant's Deferral Sub-Account is payable in a lump sum, the Participant shall receive payment of such Termination Benefit within ninety (90) days of the Termination
Valuation Date.

          If a Participant's Deferral Sub-Account is payable in installments, the amount to be paid with each installment shall be the value of such Deferral Sub-Account as of the date of the installment Valuation Date multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. For purposes of this Section, the installment Valuation Date for the first installment payment shall be the Termination Valuation Date, and the installment Valuation Date for subsequent installment payments shall be the first Valuation Date of each Plan Year thereafter; provided, however, that in no event shall more than one installment payment be made to a Participant in any one Plan Year, except due to an action by the Committee pursuant to Sections 6.3 (b) or (c). A Participant shall receive each installment payment within ninety (90) days of the applicable installment Valuation Date.

          Following receipt of a Participant's complete
Termination Benefit, such Participant shall be entitled to no further benefits under the Plan.

          (a) Lump Sum Payment Upon Voluntary Termination of Employment. If a Participant (i) voluntarily ceases to be an Employee for any reason, or (ii) fails to return to the status of an Employee within sixty (60) days following recovery from a Disability prior to qualifying for Retirement, the Committee in its sole and absolute discretion may direct the Company to pay to such Participant in a lump sum a Termination Benefit equal to the balance of such Participant's Deferred Account as of the Termination Valuation Date. The determination of whether a Participant satisfies the requirements to be eligible for a Termination Benefit shall rest solely with the Committee and such determination shall be final, conclusive, and not subject to appeal. A Participant shall receive such Termination Benefit within ninety (90) days of the Termination Valuation Date. Following receipt of a Participant's complete Termination Benefit, such Participant shall be entitled to no further benefits under the Plan.

          (b)  Lump Sum Payment Upon Misconduct or Crime.  If a
     Participant is discharged from employment with an Employer for dishonesty, conviction of a felony, willful unauthorized disclosure of confidential material information of an


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     Employer, or other willful, deliberate, or gross misconduct of similar magnitude, such Participant's entire Deferral Account shall be paid in a single lump sum as a Termination Benefit within ninety (90) days of the Termination Valuation Date.

          (c) Lump Sum Payment Upon Affiliation With Competitor. In the event that a Participant ceases to be an Employee of an Employer for any reason and thereafter becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with an Employer, or becomes an employee of any federal, state, or municipal agency, office, subdivision, or other component having jurisdiction over any activity of any Employer, such Participant's entire Deferral Account shall be paid in a single lump sum as a Termination Benefit within ninety (90) days of the Termination Valuation Date. The determination of whether an Employee has become affiliated with a business in competition with an Employer, or with a governmental component having jurisdiction over any activity of an Employer shall rest solely with the Committee and such determination shall be final, conclusive, and not subject to appeal.

     6.4  Survivor Benefits.

          (a) Pre-Retirement. If a Participant dies before otherwise becoming eligible to receive Retirement Benefits, a Survivor Benefit will be paid to the Participant's Beneficiary in a lump sum equal to such Participant's Deferral Account as of the Death Valuation Date. A Beneficiary shall receive the Survivor Benefit within ninety
     (90) days after the Death Valuation Date. If a Participant dies after becoming eligible to receive Retirement Benefits but before such benefits have been paid in full, the Retirement Benefits the deceased Participant would have otherwise received shall be paid to the Participant's Beneficiary as a Survivor Benefit pursuant to the Participant's prior elections.

          (b) Post-Retirement. If a Participant dies after such Retirement Benefits have commenced, the Retirement Benefits the deceased Participant would have otherwise received shall be paid to the Participant's Beneficiary as a Survivor Benefit pursuant to the Participant's prior elections.

          Following receipt of a Participant's complete Survivor
Benefit, a Beneficiary shall be entitled to no further benefits under the Plan.

     6.5  Financial Hardship Distribution.  In the event that the
Committee, upon written petition of the Participant or Beneficiary, determines, in its sole discretion, that the Participant or Beneficiary has suffered an unforeseeable financial emergency, the Company shall pay to the Participant or


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Beneficiary, as soon as practicable following such determination, an amount necessary to meet the emergency not in excess of the Termination Benefit to which the Participant would have been entitled pursuant to Section 5.3 if said Participant had a termination of service on the date of such determination (the "Financial Hardship Distribution"). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence.

          Notwithstanding the foregoing, the final determination by the Internal Revenue Service ("IRS") or court of competent jurisdiction, all time for appeal having lapsed, that the Company is not the owner of the assets of any grantor trust established by the Company with respect to this Plan (a "rabbi trust"), with the result that the income of such trust is not treated as income of the Company pursuant to sections 671 through 679 of the Code, or the final determination by (i) the IRS, (ii) a court of competent jurisdiction, all time for appeal having lapsed, or
(iii) counsel to the Company that a federal tax is payable by the Participant or Beneficiary with respect to assets of the rabbi trust or the Participant's or Beneficiary's Deferral Accounts prior to the distribution of those assets or Deferral Accounts to the Participant or Beneficiary shall in any event constitute an unforeseeable financial emergency entitling such Participant or Beneficiary to a Financial Hardship Distribution provided for in this Section.

          The amount of benefits otherwise payable under the Plan shall thereafter be adjusted to reflect the reduction of a Deferral Account due to the early payment of the Financial
Hardship Distribution.

     6.6  Scheduled Distributions.

          (a) In General. A Participant may, when filing an Election Form with respect to a given Plan Year, elect to receive a distribution while employed of all or a portion of the Participant's Deferral Sub-Account for such Plan Year at a specified time or times in the future. The election of such a Scheduled Distribution shall be irrevocable and shall apply only to prospective deferrals for that Plan Year.

          (b) Timing and Form of Distribution. The first year specified for a Scheduled Distribution must be at least ten
     (10) Plan Years after the Plan Year in which commencement of deferrals covered by the Election Form in which a Scheduled Distribution is elected. A Participant will receive such Scheduled Distribution in either a lump sum or ten annual installments as specified by prior elections within ninety
     (90) days of the first Valuation Date of the Plan Year specified on the Election Form.

          (c)  Election Void Upon Death or Termination of
     Employment.  In the event a Participant has elected to


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     receive any Scheduled Distributions and, before said
     distributions the Participant dies or ceases employment with all Employers, the election with respect to such Scheduled
     Distributions shall be voided and such Participant's
     Deferral Account shall be paid as a Termination Benefit.

     6.7 Small Benefit. Notwithstanding anything herein to the contrary, in the event the total amount owed to a Participant or a Beneficiary after the Participant ceases to be an Employee is $50,000 or less, the Committee, in its sole and absolute discretion, may elect to distribute any such amount in a single lump sum payment.

     6.8 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, a Participant's Employer shall withhold from payments made hereunder the taxes required to be withheld by the federal or any state or local government. As to any payroll tax that is due from a Participant for Compensation deferred under this Plan, the Employer shall collect such tax from funds paid to such Participant with respect to other compensation not deferred under the Plan unless said other compensation is insufficient to pay such payroll taxes whereupon the shortfall shall serve to reduce the elected deferral amount.


               Section 7.  Beneficiary Designation

     7.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of Participant's death prior to complete distribution to Participant of the Benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form prescribed by the Committee.

          The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

          If a Participant fails to designate a Beneficiary as provided above or all designated Beneficiaries predecease the Participant, then the Committee shall direct the Company to distribute such benefits in a lump sum to the Participant's estate within ninety (90) days of the applicable Valuation Date. If all designated Beneficiaries die prior to complete distribution of a deceased Participant's benefits, then the Committee shall direct the Company to distribute the balance of such benefits in a lump sum to the last surviving designated Beneficiary's estate within ninety (90) days of the applicable Valuation Date.

              Section 8.  Administration of the Plan

     8.1 Administration. The Committee shall administer the Plan in accordance with its terms and shall have the power, in its sole and absolute discretion, to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination by the Committee shall be conclusive and binding upon all persons. The Committee may establish rules and procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan.

          To the extent it deems necessary or desirable in connection with the administration of the Plan, the Committee may
(i) delegate all or a portion of its duties to Employees or other persons, and (ii) appoint counsel, accountants, advisers, and other service providers.


            Section 9.  Nature of Company's Obligation

     9.1 No Trust. The Company's obligation under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan prior to the date any benefits become payable pursuant to the terms of the Plan, and neither the Company, members of the Board or Committee, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan; provided, however, the Company may, in its sole and absolute discretion, (i) establish a grantor trust, the income of which is treated as income of the Company pursuant to sections 671 through 679 of the Code, to provide for the accumulation of funds to satisfy all or a portion of its financial liabilities with respect to this Plan, (ii) purchase life insurance policies on the life of a Participant, in which case the Participant shall cooperate with the Company in complying with any underwriting requirements with respect to such a policy, or (iii) both.

     9.2 Nature of Participant's Rights and Interests. Any assets which the Company may choose to acquire to help cover its financial liabilities, including, but not limited to any assets referred to in Section 9.1, are and will remain general assets of the Company subject to the claims of its general creditors. The Company does not give, and this Plan does not give, any ownership interest in any assets of the Company to a Participant or Beneficiary. All rights of ownership in any assets are and remain in the Company, and the rights of each Participant, any Beneficiary, or any person claiming through a Participant shall be solely those of an unsecured general creditor of the Company. Any liability of the Company to any Participant, Beneficiary, or any person claiming through a Participant shall be based solely upon the contractual obligations created by the Plan.

                    Section 10.  Miscellaneous

     10.1 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

     10.2 Employment Not Guaranteed.  Nothing contained in this
Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Company.

     10.3 Amendment or Termination. The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Committee. No amendment or termination of the Plan shall operate to decrease any Participant's accrued benefit under the Plan as of the date of such action (subject to investment risk changes in value). Furthermore, in the event of (i) a merger, consolidation, or acquisition where the Company is not the surviving corporation or
(ii) any other Change of Control, no amendment or termination of the Plan may be made for the first three full Plan Years that follow such an event. Prior to such an event or after the aforesaid three-year Change of Control window, the Company may terminate the Plan by action of the Committee, whereupon all Deferral Accounts shall become immediately due and payable.

     10.4 Protective Provisions. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to so cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in Compensation theretofore made pursuant to this Plan.

     10.5 Gender, Singular, and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

     10.6 Captions. The captions of the sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     10.7 Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect the validity of any other provision of this Plan.

     10.8 Applicable Law. This Plan shall be governed and construed in accordance with the internal laws of the state of North Carolina.